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                                                                    Exhibit 10.6

              INTERNET SERVICE PROVISIONING AND MARKETING AGREEMENT

      This INTERNET SERVICE PROVISIONING AND MARKETING AGREEMENT (the "Agreement") is made and entered into as of the 5th day of October, 1999 (the "Effective Date"), by and between Terra Networks Access Services USA, LLC, a Delaware limited liability company with its principal place of business at 1221 Brickell Avenue, Miami, Florida 33131 ("TI USA ISP"), and IDT Corporation, a Delaware corporation with its principal place of business at 190 Main Street, Hackensack, NJ 07601 ("IDT") (each a "Party" and together the "Parties").

      WHEREAS, TI USA ISP was formed as a joint venture between Telefonica Interactiva, S.A., a Spanish corporation with principal offices at Via de las dos Castillas, 33 -- 28224 Pozuelo de Alarcon (Madrid, Spain) ("TI"), and IDT, pursuant to a joint venture agreement dated October 5, 1999 (the "Joint Venture Agreement"), and TI USA ISP is in the business of provisioning Internet services to End Users, primarily within the Hispanic market of the United States;

      WHEREAS, IDT is in the business of providing certain Internet services, including Internet access, transport, technical and customer support, back office and other information technology resources and services in connection therewith ("IDT Internet Provisioning Services"); and

      WHEREAS, TI USA ISP desires that IDT serve as the exclusive provider (for the Term) of certain Internet services for purposes of offering and re-provisioning the same to End Users in the Target Market (as those terms are defined hereunder), for which TI USA ISP shall be identified and branded as the Internet Service Provider ("ISP"), all subject to and in accordance with the terms and conditions of this Agreement;

      NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, TI USA ISP and IDT hereby agree as follows:

       1. Definitions.

             1.1 "End User" means any individual, corporation or legal entity who registers with and subscribes to TI USA ISP to receive the Services.

             1.2 "End User Information" means any demographic or personal identifying information, data or records relating to End Users and IDT Customers, their subscriptions to and use of the Services, including, without limitation, their respective names, email addresses, telephone numbers, account information, usage statistics, communications exchanged and/or transactions conducted via the Services.

             1.3 "IDT Customers" collectively means all of IDT's dial-up customers (which as of the Effective Date, represent at least a client base of 45,782 paying and 11,439 bundled IDT dial-up customers) to be transferred to TI USA ISP as
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described herein and that possess active accounts or are registered customers with IDT or which are otherwise entitled to receive one or more of the IDT Internet Provisioning Services provided by IDT, but that are not customers acquired through IDT's reseller channels.

            1.4 "IDT Information Technology Resources" means all information processing, telecommunications, narrowband and broadband technology, backbone capacity, networking infrastructure, software, systems, hardware, equipment, devices, peripherals, operating environments and any other information technology resources and facilities required and used by IDT to provide and support the Services as more specifically described in Exhibit A attached hereto.

            1.5 "Services" means the IDT Internet Provisioning Services provided by IDT to and or on behalf of End Users using the IDT Information Technology Resources subject to and in accordance with mutually agreed upon service level criteria as set forth in Exhibit B attached hereto.

            1.6 "Target Market" means the Hispanic residential population and Hispanic SOHO ("Small Office-Home Office") professionals in the United States.

      2. IDT Services and Obligations.

            2.1 IDT Internet Provisioning Services. IDT will provide to End Users under the TSI USA ISP Brand (as defined in Section 8 below), narrowband and broadband access to the publicly available network of computer networks commonly referred to as the "Internet" together with technical support, and other IDT Internet Provisioning Services related thereto as described in Exhibit B, subject to and in accordance with the service level criteria specified therein, and such other services and service level criteria as may be agreed upon by the Parties during the Term of this Agreement.

            2.2 Operations, Maintenance and Administrative Support. IDT shall provide, on behalf of TSI USA ISP, certain operations, maintenance and administrative services in connection with the provision of IDT Internet Provisioning Services to End Users, as described in Exhibit C ("Operations, Maintenance and Administrative Services")

            2.3 Customer Support. IDT shall provide, on behalf of TI USA ISP and for the benefit of its End Users, the customer technical support and call center services as set forth on Exhibit D ("Customer Support Services"), and any other customer support services mutually agreed upon by the Parties in writing during the Term of this Agreement.

            2.4 Back Office Services. IDT shall provide, on behalf of TI USA ISP the billing, collection and fulfillment services as set forth on Exhibit E hereto (the


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"Back Office Services") and other such similar services mutually agreed upon by the Parties in writing during the Term of this Agreement.

            2.5 IDT Information Technology Resources. IDT shall be responsible for providing, configuring, installing, operating and maintaining the IDT Information Technology Resources (as required hereunder) at its sole cost and expense according to the quality standards set forth in this Agreement and its exhibits.

            2.6 Internet Access Products. IDT shall provide TI USA ISP with pre-paid Internet access products and distribute such products in accordance with the terms of Exhibit F hereto.

            2.7 Domain Name. TI USA ISP shall procure, in its own name, a new domain name (the "Domain Name") for purposes of IDT providing the Services under this Agreement. TI USA ISP agrees to pay any registration and maintenance fees applicable to such registration of the Domain Name, and all right, title and interest in and to the Domain Name shall be owned by TI USA ISP.

            2.8 IDT Customers. IDT shall assign, transfer and convey to TI USA ISP the IDT Customer accounts, registrations, agreements, lists and other information and the right to service such IDT Customers, in accordance with the terms and conditions set forth in Section 7 hereto.

            2.9 Marketing Support. IDT shall provide marketing support to TI USA ISP in accordance with the terms and conditions set forth in Section 8 hereto.

            2.10 Activity Reports. IDT shall provide monthly account activity reports, at a minimum equivalent to comparable reports it has or will continue to generate for its own accounts, to TI USA ISP in a form to be agreed upon in writing by the Parties.

            2.11 Additional Services. In addition to the Services specified hereunder, IDT will make available to TI USA ISP any other services which IDT provides or otherwise makes available to any of its other customers, for an additional charge, which may be requested by TI USA ISP from time to time during the Term ("Additional Services"). IDT agrees it will not, directly or indirectly, provide or itself offer or make available any such Additional Services to any of IDT's other customers at rates, charges, terms, discounts and/or prices (taking into account volumes and types of services) more favorable than those offered to TI USA ISP. In the event IDT does grant more favorable rates, charges, terms, discounts and/or prices to any of its other customers, TI USA ISP shall have the right to notify IDT that this Agreement shall be amended to provide for any or all such more favorable terms and, in the case of rates, charges and/or prices, to reflect a reduction in the pricing to TI USA ISP which is equivalent to the lesser of (a) the lowest market price for such services (based on the then-prevailing rates of reputable and financially sound, similarly situated ISPs for such services); or (b) the lowest pricing granted by IDT to its comparable customers. TI USA ISP will be entitled to confirm this pricing through, among other things, its audit rights


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under Section 10 below. Any such Additional Services shall be performed at service levels acceptable to TI USA ISP, and in any event, comparable in quality to the service levels offered by similarly situated ISPs for such services.

            2.12 Software License. IDT grants to TI USA ISP for the Term of this Agreement the non-exclusive right to use any software used by IDT in connection with the IDT Internet Provisioning Services, for the purposes of TI USA ISP's provision of Internet Services to End Users. Such license shall be continued after the term of the Agreement, if this Agreement is terminated by TI USA ISP for a material breach by IDT, but only so long as is reasonably necessary to continue to provide Service to customers of TI USA ISP until a suitable replacement can be obtained.

            2.13 Location of Services. The Services shall be performed by IDT from Hackensack, New Jersey. IDT will, prior to the date on which TI USA ISP has more than 350,000 End Users, transfer its infrastructure from the Hackensack Network Operating Center to an alternative location satisfactory to TI USA ISP either in Piscataway or Newark, New Jersey. Any additional infrastructure required by IDT to provide the Services after the Effective Date will be placed by IDT at the Piscataway Network Operating Center under technological and infrastructure standards acceptable to TI USA ISP unless reasonably required to continue operations in Hackensack at existing End User levels.

            2.14 Sub-contractors. IDT may sub-contract the performance of any non-material portion of the Services to a sub-contractor, subject to TI USA ISP's prior written consent (which will not be unreasonably withheld). The appointment of subcontractors will not relieve IDT from any of its liabilities or obligations arising under this Agreement.

            2.15 Transfer of Access Fees. During the Term, TI USA ISP hereby appoints IDT as its agent for billing and collection of all monies owed by and collected from End Users with respect to the Services provided to End Users hereunder ("Access Fees"). IDT acknowledges and agrees that all Access Fees shall be for the sole benefit of and retained exclusively by TI USA ISP and IDT shall remit such Access Fees to TI USA ISP together with supporting documentation and monthly account activity reports which substantiate each End Users' respective charges as soon as the same are collected. TI USA ISP shall be responsible for establishing and communicating to IDT a pricing structure for Access Fees provided to End Users hereunder.

            3. TI USA ISP Obligations.

            3.1 General Obligations. TI USA ISP hereby agrees to: (i) comply with the terms and conditions set forth in this Agreement; and (ii) comply fully with all applicable federal, state, and local laws, regulations, and ordinances relating to the Service to be provided and the performance of its obligations hereunder.


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            3.2 Grant of License to Domain Name. In consideration of the services to be provided by IDT to TI USA ISP hereunder, TI USA ISP hereby grants to IDT a non-exclusive, royalty-free, worldwide, license for the Term to use the Domain Name exclusively to provide Services to End Users under this Agreement, and for related marketing purposes; provided, however, that any initial use by IDT of the Domain Name shall be subject to the prior written approval of TI USA ISP.

            3.3 End User Terms and Conditions. TI USA ISP agrees that it will require each End User to whom TI USA ISP resells the Service to agree in writing or a legally acceptable equivalent, to acknowledge and comply with the terms and conditions as set forth in section 10 herein and in Exhibit G attached hereto ("End User Agreement").

            3.4 TI USA ISP agrees to furnish to IDT all such information in connection with the business and operations of TI USA ISP as may be necessary and reasonably requested by IDT for the purpose of enabling IDT to perform its obligations under this Agreement and which IDT agrees to keep confidential and treat as 'Proprietary Information' as that term is used in this Agreement.

      4. Exclusivity.

      TI USA ISP appoints IDT as its exclusive third-party Internet Service provider ("ISP") for a period of eighteen (18) months (the "Exclusivity Period") commencing on the Effective Date provided that IDT is in compliance (prior to the end of any cure period set forth hereunder) with all of its material obligations hereunder, including, without limitation, IDT's obligation to comply with the service level criteria set forth in Exhibit B, the conditions set forth in section 2.13 and IDT's pricing obligations hereunder. TI USA ISP agrees that during the Exclusivity Period, TI USA ISP will not engage any third party to provide Internet access services to the Target Market. The Exclusivity Period herein may be extended by agreement of the Parties upon any extension of the term of this Agreement.

      5. Non-competition.

            5.1 IDT agrees on behalf of itself, its parent company, subsidiaries and affiliates (collectively the IDT Entities) that during the term of this Agreement, the IDT Entities shall not, directly or indirectly, perform, market or otherwise provide or enter into an agreement to provide the IDT Internet Provisioning Services, in whole or in part, for or on behalf of any TI USA ISP Competitor, nor shall the IDT Entities perform or agree to perform any services or provide any materials or information, directly or indirectly, nor assign or utilize any individual assigned to perform services for or on behalf of TI USA ISP hereunder, to perform services for or in support of any TI USA ISP Competitor or any task or work effort whose intent or result is or will be substantially similar to the Services provided hereunder. The foregoing restrictions do not apply to IDT's current Net2Phone products or the provision of IDT Internet Provisioning Services to non-Hispanic or corporate End Users.


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                  5.1.1. For purposes of this Agreement, the term "Competitor"
            shall mean any other firm, person or enterprise conducting a business or providing or supporting a product or service substantially similar to TI USA ISP in and to the Target Market or any task or work effort whose intent or result is or will be substantially similar to the Services provided hereunder in and to the Target Market (including, without limitation, any parent, subsidiary, joint venture, partnership, operating, franchise and affiliated companies and any merged or successor companies of these). If there is any doubt whether a person, firm or enterprise is a "Competitor" for purposes hereunder, IDT shall request
            TI USA ISP's advance written approval (not to be unreasonably withheld), and TI USA ISP's response to such request shall be deemed final and controlling for all purposes hereunder.

                  5.1.2. Nothing contained in this Agreement shall be deemed or construed to prohibit, and TI USA ISP hereby consents to, cross-selling by IDT of any of IDT's products and services not covered by this Agreement to TI USA ISP's customers in exchange for commissions to be paid by IDT to TI USA ISP's at rates to be agreed upon by the Parties.

            5.2. IDT and the IDT Entities acknowledge and agree that in the event of a breach or threatened breach of any of the provisions of this
Section 5, TI USA ISP will have no adequate remedy in damages and, accordingly, shall be entitled to seek injunctive relief; provided, however, no specification of a particular legal or equitable remedy shall be construed as a waiver, prohibition or limitation of any legal or equitable remedies in the event of a breach hereof.

      6. Service Levels.

            6.1. Service Levels. IDT shall provide the Services in accordance with the service level criteria set forth on Exhibit B hereto (the "Service Levels").

            6.2. Adjustment of Service Levels. Two months after the Effective Date, and every six months thereafter, during the Term, the Parties shall review the Service Levels for the preceding 6 months (for the preceding two (2) months for the first revision after the Effective Date) and may mutually agree in writing to adjust such Service Levels for the subsequent six month period to reflect increases, decreases or changes to the Services. In addition, either Party may, at any time upon notice to the other Party, initiate negotiations to review and, adjust any Service Level which such Party in good faith believes is inappropriate at the time; provided, however, that in the event that the Parties fail to mutually agree upon any such adjustment(s) to the Service Levels, the original Service Levels as agreed to by the Parties as of the Effective Date shall control.

            6.3. Reports. IDT shall provide daily, weekly and monthly system performance reports to TI USA ISP in such forms and at such times as are agreed upon


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by TI USA ISP and IDT as necessary, but at a minimum providing comparable information as that contained in IDT's own similar system performance reports and which are reasonably consistent with any industry standards for such reports.

            6.4. Root Cause Analysis. Within one day of receipt of a notice from TI USA ISP with respect to (i) IDT's material failure to provide any of the Services in accordance with the Service Levels or (2) IDT's repeated failure to provide any of the Services in accordance with the Service Levels, IDT shall (a) perform a root-cause analysis to identify the cause of such failure, (b) correct such failure, (c) provide TI USA ISP with a report detailing the cause of, and procedure for correcting, such failure, and (d) take all reasonable steps to prevent recurrence of such failure.

      7. Assignment of IDT Customers.

            7.1 In consideration of the benefits derived by IDT from the Joint Venture Agreement, the performance by TI USA ISP of its obligations hereunder and other good and valuable consideration, and subject to the provisions of the second sentence of Section 7.2 below, IDT hereby irrevocably assigns, transfers and conveys to TI USA ISP all right, title and interest in and to the accounts, agreements, registration and other information, lists and all customer data of the IDT Customers and the right to service such IDT Customers so that TI USA ISP shall have exclusive, unlimited ownership rights therein including, without limitation, all End User Information relating thereto. As part of the Services, IDT shall, at its sole cost and expense, arrange for the delivery, transfer and integration of such IDT Customer accounts and all related End User Information into a segregated customer database together with the other End User Information maintained by IDT on behalf of TI USA ISP. The Parties will agree on joint promotions to cross-sell IDT products and Services to TI's customers for a commission to be agreed upon by the Parties.

            7.2 TI USA ISP grants to IDT a limited, non-exclusive, non-transferable license to use and access such necessary account information of IDT Customers, any End User account with TI USA ISP and any End User Information relating thereto, for the sole purpose of providing the Services to End Users as specifically permitted hereunder and solely during the Term of this Agreement. Except for purposes of cross selling activities permitted by Section 5.1.2 and
Section 7.1. IDT may not otherwise use, copy, reproduce, transmit, disclose or exploit the End User Information or any component thereof for any reason, nor sublicense, distribute, group, compile, aggregate or transfer the End User Information for its own benefit or for the benefit of any third party, without the prior written consent of TI USA ISP. IDT agrees to comply with all legal and regulatory requirements in connection with the storage and use of the End User Information and to comply with such other legal and regulatory requirements of which it is notified in writing by TI USA ISP from time to time.


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      8. Marketing Obligations.

            8.1 The Parties agree that the Services provided by IDT hereunder shall be identified, marketed and promoted using TI USA ISP's Marks (as defined below) under a brand name or identification designated by TI USA ISP in its sole discretion ("TI USA ISP Brand"). IDT shall fully cooperate with TI USA ISP in connection with any advertising, marketing and promotion that TI USA ISP desires to undertake related to the promotion and marketing of the Services.

            8.2 During the term of this Agreement, TI USA ISP hereby grants to IDT a nonexclusive, nontransferable, non-sublicensable license to use its name; all service marks, trademarks and logos owned by it, as indicated in writing by TI USA ISP to IDT from time to time; and any other marks designated by TI USA ISP to IDT in writing during the Term (TI USA ISP's name and such marks and logos being referred to herein as the "Marks"), solely in connection with the provision of Services by IDT to prospective and existing End Users in the Target Market as described herein. Use of the Marks shall be subject to any reasonable general usage guidelines and notice requirements provided by TI USA ISP from time to time, including, without limitation, TI USA ISP's right, in its sole discretion, to change the appearance and/or style of its Marks or add or remove any Mark from the scope of the license granted hereunder. All use of the Marks by IDT as permitted hereunder together with any goodwill resulting from such use shall inure to the benefit of TI USA ISP and except for the limited right and license granted above, IDT shall not have or obtain any right, title or interest in or to the Marks. IDT agrees not to adopt, use or apply for registration of the Marks (or any mark confusingly similar thereto) anywhere in the world, nor shall IDT engage, participate or otherwise become involved in any activity or course of action that diminishes and/or tarnishes the image and/or reputation of the Marks. Each initial use of the Marks by IDT shall at all times be subject to the review and prior written approval of TI USA ISP which will, so long as each such use is consistent with this Agreement, not be unreasonably withheld, but which is revocable at any time upon written notice to IDT. IDT will cooperate with TI USA ISP and execute any documents (e.g., registered user agreements filed with governmental agencies) which may be required or desirable in any jurisdiction to protect TI USA ISP's rights in the Marks.

      9. Pricing and Payment.

            9.1 In consideration of the services to be provided by IDT hereunder, TI USA ISP shall pay to IDT a services fee ("Services Fee") in accordance with the conditions specified in Exhibit H. In all events, the Services Fee shall be the lesser of (A) the lowest available market price for comparable services provided by reputable and financially sound Internet access providers and (B) the lowest price offered by IDT to any party for comparable services. IDT will invoice TI USA ISP on a monthly basis for the Services Fees. TI USA ISP will pay the Services Fees within 45 days of the date of the invoice for the Services Fees.


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            9.2 Except as specifically set forth in this Agreement, each Party remains responsible for establishing its own prices and charges to End Users, customers, subscribers or otherwise in connection with its own offerings, products and/or services available in the commercial marketplace. Furthermore, except as otherwise provided herein or subsequently mutually agreed upon in writing, each Party bears its own expenses and costs associated with performing its obligations under this Agreement.

      10. Right to Audit.

            10.1 During the Term and for a period of 180 days thereafter, upon at least five (5) business days notice to IDT, IDT shall provide TI USA ISP or its external auditors with access to IDT's facilities during normal business hours for the purpose of conducting an audit of IDT's operations as it deems necessary to insure that (i) IDT has established reasonable and adequate procedures for providing the Services, (ii) the accuracy of pricing under
Section 9.2 above, and (iii) protection of any TSI USA ISP Proprietary Information obtained as a result of this Agreement, including, without limitation, End User Information. IDT shall provide TI USA ISP with all reasonable assistance as is necessary for the conduct of such audit by TI USA ISP. In the event that TI USA ISP determines that IDT has not established reasonable and adequate procedures for compliance with IDT's obligations hereunder, IDT agrees to take such appropriate corrective action as the Parties may mutually agree. IDT agrees, upon the request of TI USA ISP, to allow representatives of TI USA ISP to meet with IDT's management in order to discuss IDT's general procedures in providing the Services and protecting the security of TI USA ISP Proprietary Information resident on IDT's systems or in the possession of IDT. No such meetings, recommendations or other cooperation between the Parties regarding security and confidentiality shall be construed or deemed to relieve IDT of its obligations hereunder.

            10.2 During the Term and for a period of eighteen (18) months thereafter, upon at least five (5) business days notice to IDT, IDT shall provide TI USA ISP or its external auditors with access to IDT's books and financial records and any other supporting documentation relating to the Access Fees due to TI USA ISP hereunder. Any such audit will be conducted during IDT's normal business hours and at the IDT location where the relevant records are kept in the normal course of business and shall be conducted to minimize any disruption to IDT's business activities. In the event that any such audit reveals that IDT has underpaid any amounts due to TI USA ISP under this Agreement by more than five percent (5%) IDT will immediately pay the difference (required payment minus actual payment) and interest thereon at LIBOR + 2% from the date due until the date paid to TI USA ISP together with the reasonable costs of such audit. If the audit reveals that IDT has overpaid any amounts due to TI USA ISP under this Agreement by more than five percent (5%), then TI USA ISP shall reimburse IDT the difference between the amount due and the amount paid.

            10.3 During the Term and for a period of at least three (3) years thereafter, IDT shall retain complete and accurate books, records and supporting


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documentation sufficient to document the Services provided to and Access Fees paid by End Users and to satisfy its obligations under Sections 10.1 and 10.2 above.

11. Term and Termination.

      11.1 This Agreement shall commence as of the Effective Date and shall continue in full force and effect for an initial term of eighteen (18) months ("Term") unless terminated earlier in accordance with the termination provisions hereunder. Upon at least thirty (30) days' notice prior to the expiration of the Term TI USA ISP may elect to renew this Agreement for an additional one (1) year term on the same terms and conditions, subject to making mutually agreed upon adjustments to pricing and other terms necessary to reflect changes in market conditions. Thereafter, TI USA ISP may elect to renew this Agreement on terms to be mutually agreed upon by the Parties. Termination of this Agreement at any time shall not affect any rights, obligations or interests arising prior to the effective date of termination and which, to give effect to their meaning, must continue in accordance with their terms.

      11.2 If there is any material breach of this Agreement by one Party, the other Party may (reserving cumulatively all other remedies and rights under this Agreement and in law and in equity) terminate this Agreement, in whole or in part, by giving thirty (30) days' written notice; provided, however, that such termination shall not be effective if the breach has been cured prior to the expiration of said thirty (30) days.

                  11.2.1 Notwithstanding the foregoing, IDT's material or
            repeated failure to comply with the Service Levels set forth in this Agreement in the manner described in Section 6.4 shall constitute a material breach of this Agreement whereupon TI USA ISP may (reserving cumulatively all other remedies and rights under this Agreement and in law and in equity) terminate this Agreement, in whole or in part, by giving IDT three (3) business days' written notice; provided, however, that such termination shall not be effective if the breach has been cured prior to the expiration of said three (3) business days; provided, further, however, that the failure to comply with a particular Service Level in three (3) consecutive months or in five (5) months in any twelve (12) month period shall entitle TI USA ISP to terminate this Agreement notwithstanding any subsequent cure of such failure to comply.

            11.3. TI USA ISP may terminate the Services provided under Sections 2.2, 2.3, 2.4 and 2.6 at any time without cause, in whole or in part, by giving written notice to IDT prior to such termination as specified in the next sentence of this Section 11.3. TI USA ISP may terminate the Services provided under (i) Section 2.2 upon 30 days' written notice, (ii) Sections 2.3 or 2.4 upon 90 days' written notice and (iii) Section 2.6 upon 120 days' written notice.

            11.4. Either Party may immediately terminate this Agreement in the event the other Party becomes bankrupt or insolvent, within the meaning of the United


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States Bankruptcy Code or any substantial and relevant portion of its assets are included in any arrangement with its creditors, an order to windup or submission to control by a receiver, assignee or trustee for the purpose of preserving the assets, whether by the voluntary act of the affected party or otherwise.

            11.5. TI USA ISP shall have the right upon termination of the Exclusivity Period and/or termination or expiration of this Agreement, to transfer the performance of Internet services to another ISP. IDT shall provide reasonable assistance with any such migration or transfer on a time and materials basis, at a rate not greater than the rate then offered to the IDT's most favored customers, in order to ensure uninterrupted provision of Internet services to the End Users. In the event that termination is due to a material breach by IDT of any of its obligations under this Agreement, then such migration shall be performed by the IDT at no additional cost to TI USA ISP.

      12. Proprietary Information.

            12.1. During the Term of this Agreement and for a period of two (2) years thereafter, each of the Parties shall hold in confidence, and shall use only for the purposes of this Agreement, any and all Proprietary Information of one party which is disclosed, made available or otherwise obtained by the other. Each Party agrees to hold such Proprietary Information in confidence for the other and shall not, except in furtherance of the purposes of this Agreement, use (directly or indirectly) any such Proprietary Information for its own benefit or the benefit of any other party, nor disclose such Proprietarv Information to any person, firm or enterprise, unless authorized by the other Party in writing, and even then, to limit access to and disclosure of such Proprietary Information to its employees, auditors, regulators, attorneys and financial advisors on a "need to know" basis only. The term "Proprietary Information" shall mean all information which one Party, directly or indirectly, obtains from the other Party as a result of this Agreement, excluding information falling into any of the following categories:

                  (a) Information that already is in the public domain through no wrongful act of the other party;

                  (b) Information that, after disclosure hereunder, enters the public domain other than by breach of this Agreement;

                  (c) Information that, prior to disclosure, hereunder, was already in the recipient's possession, either without limitation on disclosure to others or subsequently becoming free of such limitation;

                  (d) Information obtained by the recipient from a third party having an independent right to disclose this information; and


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                  (e) Information that is available through discovery by
independent research without use of or access to the Proprietary Information acquired from the other party.

      Each Party's obligation to maintain Proprietary Information in confidence shall be deemed performed if such Party observes, with respect thereto, the same safeguards and precautions which such Party observes with respect to its own confidential, sensitive and proprietary information. It shall not be deemed to be a breach of the obligation to maintain Proprietary Information in confidence if Proprietary Information is disclosed upon the order of a court or other governmental entity provided, however, that the Party served with such order shall notify the other Party so as to enable such other Party to apply to a court of law for a protective order.

            12.2. Each Party shall, in advance, by agreement, instruction or otherwise, ensure that each of their respective employees, auditors, regulators, attorneys or financial advisors who may be bound by the non-competition and confidentiality provisions herein, understands and agrees to comply with the terms and conditions of this Agreement. Each Party further agrees to take any other reasonable and adequate steps, by agreement, instruction or otherwise, to ensure compliance with the obligations set forth herein.

            12.3. Each Party acknowledges and agrees that in the event of a breach or threatened breach of any of the confidentiality provisions of this Agreement, the non-breaching Party will have no adequate remedy in damages and, accordingly, shall be entitled to seek injunctive relief; provided, however, no specification of a particular legal or equitable remedy shall be construed as a waiver, prohibition or limitation of any legal or equitable remedies in the event of a breach hereof.

      13. Warranties.

            13.1. Each Party represents and warrants to the other that: (i) it has the right to enter into this Agreement and perform the required services hereunder and its obligations are not in conflict with any other of its obligations; and (ii) the materials, information and services, including, without limitation, the Services, furnished and/or the use of same as permitted under this Agreement, do not violate or infringe the rights of any other Party or contravene the laws or regulations of any governmental, regulatory, or judicial authority.

            13.2. IDT further represents and warrants to TI USA ISP that: (i) it is the owner of or otherwise has the right to provide and/or use the IDT Information Technology Resources in connection with fulfilling its obligations hereunder; (ii) the IDT Information Technology Resources and Services will conform to the applicable technical specifications, service level criteria and/or other descriptions and specifications provided hereunder; (iii) IDT shall correct and repair, at no cost to TI USA ISP, any defect, malfunction or non-conformity that prevents the IDT Information Technology Resources and Services or any component thereof from conforming and performing as warranted hereunder; (iv) the IDT Information Technology Resources will be reasonably free in accordance with industry standards of any malicious or unauthorized programming code, including, without limitation, any "virus", "worm", "self destruction", "disabling", "lock out" or "metering" device, as such terms are understood in the computer industry, which could impair TI USA ISP's and/or End Users' use of the same; (v) that the occurrence in or use of dates before, on or after January 1, 2000 (a) will not adversely affect the performance, operation or use of the IDT Information Technology Resources or Services, (b) will not abnormally end or provide invalid or incorrect results as a result of date-dependent data, and (c) the IDT Information Technology Resources can accurately recognize, manage, accommodate, and manipulate date-dependent data, including, without limitation, single and multi-century formulas and leap years;
(vi) it has and will maintain in full force and effect, proper licensing, permits, certifications, and authority required to operate and maintain the IDT Information Technology Resources and provide, market and promote the Services to End Users as specifically provided hereunder: (vii) that all Services will be performed in a competent and professional manner by qualified and duly licensed and authorized personnel; and (viii) that IDT is highly skilled and experienced in performing Internet Provisioning Services, and that it possesses the expertise needed to perform the Services hereunder; IDT expressly acknowledges that TI USA ISP is relying upon the skill and expertise of IDT for the performance of the Services under this Agreement.

            13.3. EXCEPT AS SPECIFICALLY SET FORTH ABOVE, NEITHER PARTY MAKES ANY OTHER OR DIFFERENT REPRESENTATIONS OR WARRANTIES TO THE OTHER OR TO ANY THIRD PARTY, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

            13.4. Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE, TO THE OTHER OR TO ANY THIRD PARTY, FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES IN ANY MANNER IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR THE BASIS OF THE CLAIM OR WHETHER OR NOT THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

      14. Indemnification.

            14.1. Each Party agrees to defend and/or handle at its own cost and expense any claim or action against the other for actual or alleged infringement of any intellectual or industrial property right, including, without limitation, trademarks, service marks, patents, copyrights or the misappropriation of trade secrets or other proprietary rights, based upon any materials or services as furnished by such party for the possession and/or use thereof by the other party and/or the End Users as permitted by this Agreement. The party responsible for defense of any such claim or action further agrees to indemnify and hold the other party harmless from and against any and all liabilities, losses, damages, costs and expenses (including reasonable attorneys' fees) associated with any such claim or action and shall have the sole right to conduct the defense of any such claim or action and all negotiations for its settlement or compromise, provided, however, that the indemnified party may, at its own expense, fully participate with the indemnifying party's full cooperation in such defense to protect its own interests, if the indemnified party determines that such participation is necessary. The indemnified party agrees to cooperate with the indemnifying party, at the indemnifying party's sole cost and expense, and provide copies of any documents or materials reasonably requested by the indemnifying party in support of its defense of indemnified party hereunder, unless otherwise mutually agreed upon in writing.

            14.2. Without limiting Section 14.1 above, IDT agrees to defend and/or handle at its own cost and expense any claim or action against TI USA ISP based upon or in connection with (i) the Services provided by IDT hereunder or the use thereof by TI USA ISP and/or the End Users as permitted by this Agreement; and (ii) a violation of and/or non-compliance with any applicable law or regulation governing the performance of any obligation hereunder which such violation or non-compliance resulted from any acts, errors or omissions of IDT. IDT further agrees to indemnify and hold TI USA ISP harmless from and against any and all liabilities, losses, damages, costs and expenses (including reasonable attorneys' fees) associated with any such claim or action and shall have the sole right to conduct the defense of any such claim or action and all negotiations for its settlement or compromise, provided, however, that TI USA ISP may, at its own expense, fully participate with the IDT's full cooperation in such defense to protect its own interests, if TI USA ISP determines that such participation is necessary. TI USA ISP agrees to cooperate with IDT, at IDT's sole cost and expense, and provide copies of any documents or materials reasonably requested by the IDT in support of its defense of TI USA ISP hereunder, unless otherwise mutually agreed upon in writing.

      15. General.

            15.1. Entire Agreement. This Agreement, together with the Exhibits and other documents and/or attachments specifically referred to herein, constitutes the entire agreement between the Parties and supersedes any prior or inconsistent agreements, negotiations, representations and promises, written or oral, regarding the subject matter hereunder.

            15.2. Force Majeure. Neither Party will be liable to the other for any loss, injury, delay, damage or other casualty suffered or incurred by such other Party due to strikes, riots, earthquake, storms, fires, acts of God, war or governmental act (a "Force Majeure Event"). In the event of a Force Majeure Event, the affected Party will take all necessary actions to restore Services to prior Service Levels as soon as possible, including the temporary hiring of a third party service provider if necessary.

            15.3. Assignment. Except in connection with a merger, sale, transfer, conveyance, acquisition or other corporate reorganization or change in control or ownership relating to all or substantially all of its stock, assets, operations or business, neither Party may assign, transfer or subcontract this Agreement and/or any rights and/or obligations hereunder, without the written consent of the other and any attempt to do so shall be void. Notwithstanding the foregoing, each party shall have the right to assign its rights and/or obligations under this Agreement to an Affiliate provided that such Affiliate remains an Affiliate. Each Party shall remain fully liable hereunder to the extent any permitted subcontractor fails or negligently performs any services contemplated hereunder and for any acts or omissions of any subcontractor and its personnel.

            15.4. Notices, All notices shall be in writing and either personally delivered or sent proper postage prepaid by certified or registered mail or overnight express service, with return receipt requested or by confirmed electronic means with acknowledgment of receipt by the other Party to the Parties as follow's:

If to TI USA ISP: Terra Networks Access        If to IDT: IDT CORPORATION
                  Services USA, LLC
                  l22lBrickell Avenue                     190 Main Street
                  Miami, Florida 33131                    Hackensack, N.J. 07601
Attn:                                          Attn:      Hal Brecher
Fax:                                           Fax:       (201) 928-2885

With a copy to:   Greenberg Traurig, P.A.      With a copy to: Morrison & Foerster LLP
                  1221 Brickell Avenue                    1290 Avenue of the Americas
                  Miami, Florida 33131                    New York, New York
                  Attn: Patricia Menendez      Attn:      Raphael Grunfeld
                  Cambo
                  Fax: (203)579-0717           Fax:       (212)468-7900

      Notices sent shall be deemed received when personally delivered or when the return receipt is signed or when acknowledgment of receipt is transmitted. Either Party may change the above address and/or addressees at any time upon notice to the other.

            15.5 Advertising. Except as specifically set forth in this Agreement, neither Party shall use the name, service or Marks, or refer to the other, its products and/or services in any advertising, publicity releases or marketing communication, without prior written approval of such other party. At all times during the term of this Agreement (including all extensions and renewals hereof), the Parties shall maintain a positive public image and use their best efforts to avoid negative publicity. Should either Party's public image become negative, as determined by the other Party, notice shall be given and the Parties shall endeavor to cooperate to remedy any such public image problems.

            15.6 Insurance. IDT, at its sole cost and expense, shall procure and maintain a policy insuring itself against liability for errors and omissions insurance in the amount of at least $5,000,000 per year, subject to an annual deductible of no more than $50,000, which shall remain in effect during the term of this Agreement. Promptly following the execution of this Agreement, IDT shall furnish to TI USA ISP a certificate of insurance and any other relevant documentation as evidence of said insurance policy. TI USA ISP shall be named as an "additional insured" under such policy.

            15.7 Independent Contractors. Each Party is acting as an independent contractor. Each Party's personnel are not employees or agents of the other Party's for federal, state or other taxes or any other purposes whatsoever, and are not entitled to compensation, employee benefits or other incidents of employment from the other Party. Each Party assumes sole and full responsibility for the acts and omissions of its own employees, representatives and agents. Personnel of one Party have no authority to make commitments or enter into contracts on behalf of, bind or otherwise obligate any other party in any manner whatsoever. Except for the specific obligations set forth in this Agreement, nothing hereunder shall be deemed to constitute, create, give effect to or otherwise recognize a joint venture, partnership or business entity of any kind, nor shall anything in this Agreement be deemed to constitute either Party the agent or authorized representative of the other. Except for payments mutually agreed upon and specifically described herein or otherwise mutually agreed upon in writing, nothing shall be construed as providing for the sharing of profits or losses arising out of the efforts of either or both of the Parties.

            15.8 Governing Law. This Agreement shall be governed by, construed under, and enforced in accordance with, the laws of the State of New York, exclusive of its conflict of laws rules. Any legal action of whatever nature by or against the Parties arising out of or related in any respect to the Agreement shall be brought solely in such jurisdiction.

            15.9 Arbitration. All claims, disputes and other matters in question arising out of, or relating to, this Agreement shall be submitted to arbitration in accordance with the Rules of the American Arbitration Association then pertaining, unless the parties mutually agree otherwise, and pursuant to the following procedures:

      a. Notice of the demand for arbitration shall be filed in writing with the other Party to this Agreement and with the American Arbitration Association. Three arbitrators shall be chosen. Each Party shall select one arbitrator, and the American Arbitration Association shall select the third arbitrator. A determination by a majority of the panel shall be binding on the Parties.

      b. Reasonable discovery, as determined by the sole discretion of the arbitrators, shall be allowed.

      c. All arbitration proceedings shall be held in Miami, Florida.

      d. The Parties agree that the issues being resolved hereunder shall be determined by arbitration pursuant to the provisions set forth herein and pursuant to the to the applicable rules of the American Arbitration Association then in effect insofar as such rules are not inconsistent with the provisions set forth herein.

            e. The costs and fees of the arbitration shall be allocated by the arbitrators. The party or parties prevailing in the arbitration will be entitled, in addition to such other relief as may be granted, to reasonable attorney's fees, if any, as shall be awarded by the arbitrators.

            f. The award rendered by the arbitrators shall be final and in writing, and judgment may be entered in accordance with applicable law and in any court having jurisdiction, thereof.

            15.10 Waiver. No term or provision of this Agreement shall be deemed waived and no breach excused unless such waiver or consent is in writing and signed by the party claimed to have waived or consented.

            15.11 Amendments. No amendment, change, waiver, or discharge hereof shall be valid unless in writing and signed by both Parties.

            15.12 Severability. Should any provision of this Agreement be held to be void, invalid or inoperative, the remaining provisions of this Agreement shall not be affected and shall continue in effect and the invalid provision shall be deemed modified to the lease degree necessary to remedy such invalidity.

            15.13 Counterparts. This Agreement may be executed in several counterparts, all of which taken together shall constitute the entire agreement between the Parties hereto.

            15.14 Survival. Any term which must survive, in order to give effect to its meaning, shall survive termination of this Agreement.

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

Terra Networks Access Services USA, LLC            IDT Corporation


By: /s/ Juan Perea                      By: /s/ Howard James
   --------------------------------        -------------------------------------

Name: Juan Perea                        Name: Howard James
     ------------------------------          -----------------------------------
           [Type or Print]                            [Type or Print]

Title: CEO                              Title: CEO
      -----------------------------           ----------------------------------
Date: 6 October 1999                    Date: 10/5/99
     ------------------------------          -----------------------------------

                                    EXHIBIT A

                      IDT INFORMATION TECHNOLOGY RESOURCES

      Backbone: DS3 running ATM. IDT shall provide a DS3 Internet port connection providing Internet connectivity from TI USA ISP's switch to IDT's collocated Internet equipment and facilities. The DS3 Internet port connection shall be capable initially to provide a connection bandwidth equal to twenty-eight (28) T-1s (approximately 45 Mbps), expandable to full DS3 connection bandwidth commensurate with increased traffic demand.

      POPs: 8 Super POPs located in Houston, Los Angeles, San Jose, Chicago, New York, Hackensack, Washington D.C., and Boston. 26 Satellite POPs with T1 connectivity. Redundancy through Ring Topology in order to prevent loss of connectivity. POPs include IDT and alliance POPs. The quantity of points of access is approximately 750.

      Switches: Nortel Passports.

      Routers: Cisco 7500 series with 7200-2500 routers attached.

      Peering: In order to maintain utilization under 60%, by routing traffic more efficiently.

      Servers: Sun/Solaris, Compaq/Win NT, deploying multiple software packages (containing alarm systems) monitoring the network (bandwidth, peering, connectivity, etc.). Network monitoring shall be 24/7 utilizing SNMP Polling and Cabletron Spectrum for routers and circuits.

      Service Contracts: Equipment Service contracts with Cisco, Nortel Networks, ADC Kentrox, Netopia, Sun, Cabletron, 3Com, Compaq, Network Appliance and others.

      POP Capacity: Bay Networks and modem racks for optimal expansion. Migration from smaller POPs to Super POPs in progress.

      Mail and News Servers: Proprietary mail and news servers with redundancy and load balancing for optimal performance.

      Peering Links: Private peering links with major national backbone providers, including GTE, UUNET and others.

      Data Back-up Services: IDT will provide TI USA ISP with data backup services, operational on the Effective Date, to backup End User Information and other information related to TI USA ISP's operations or necessary to provide the Services.

      Additional Services: IDT will also provide all other hardware, software, telecommunication services and equipment necessary to implement the Services to be provided by it under the Agreement with the components of IDT's current network. Any additional Services to be provided by IDT to TI USA ISP that require new components to IDT's network will be provided by IDT on the terms and conditions to be agreed upon by the parties in good faith.

                                    EXHIBIT B

                           SERVICES AND SERVICE LEVELS

      IDT will provide Services (as defined in the body of the Agreement) to TI USA ISP in accordance with the following Service Level parameters:

1. Availability. IDT will use all reasonable commercial efforts to provide 100% service availability, but, shall not be considered in material breach of the Agreement unless IDT fails to provide 99.6% overall service availability determined on an annual basis.

      1.1 Reliability. Services will meet industry standard
Mean-Time-Between-Failure (MTBF) reliability requirements for voice grade circuits and data services, as applicable.

      1.2 Mean-Time-To-Repair (MTTR). Mean-time-to-repair IDT equipment in the event of a Services outage will be no more than 4 hours for repair/replacement of electronics after IDT's arrival at the failure site.

      1.3 Migration. IDT will restore any failure within IDT's operational control in the ISP within two (2) hours. IDT will use commercially reasonable efforts to ensure that the Services are never interrupted. If a failure of the ISP continues for more than two (2) hours, IDT will, within an additional four
(4) hour period, arrange for a third party to provide the Services until the failure is corrected, including, if necessary, arranging for the migration of the End Users to another ISP until the failure is corrected. TI USA ISP will not be required to pay any Services Fees with respect to time periods in which the ISP has been out of service for more than four (4) hours.

      1.4 Monitoring. IDT will provide a system for monitoring and alarming on a 24 hours-a-day/seven days-a-week basis. This system will monitor and alarm POP entrances into Piscataway, as well as all points of failure, including routers, switches and all bandwidth services. IDT shall, to the extent of available communication methods, notify a representative of TI USA ISP previously identified in writing to IDT of any system failure within fifteen (15) minutes in a manner to be agreed upon by the Parties, provided such TI USA ISP representative is, at the time of such system failure, at the address and/or telephone number previously provided to IDT.

2. Error Rate.

      2.1 Errored Seconds. The Services will be 99.99% free of errored seconds per monthly period, determined over an annual basis, other than for planned service outages (e.g., scheduled maintenance) or as otherwise provided herein.

      2.2 Background Bit Error Rate (BBER). Services will provide a background bit error rate (i.e., transmission medium channel errors) of no greater than:

            a. DS-3: <10(-10) for Fiber Span, <l0(-9) for Radio Hop

            b. DS-l: <10(-6)

3. Network Technical Standards. In addition to the foregoing, all IDT circuits used to provide Services will comply with the following technical requirements:

            a. Bellcore FR-NWT-000440 -- Transmission Facilities Interfaces (DS-1 and DS-3)

            b. Bellcore FR-NWT-000064 -- LATA Switching

            c. Bellcore FR-NWT-000439 -- Generic Operational Requirements

4. Clocking. The Services will provide Stratum 2 level clocking, traceable to a Stratum 1 level source, derived from TI source.

5. Packet Delivery. The Services will be delivered by IDT within IDT's network with no greater than 1% packet loss determined every 15 minutes.

6. Traffic Handling. IDT will provide Internet transport of IP packets, including store and forward, routing, and recovery, to TI USA ISP and its End Users utilizing the same care and handling and otherwise in the same manner as IDT handles IDT's own Internet traffic, except as otherwise provided herein.

7. TI USA ISP End Information Transmission. IDT will provide transmission of User IP-based Internet traffic using IDT network facilities, including hardware and software and IDT network resources, for TCP/IP packet store and forward, routing, and recovery, supporting industry-standard Internet communications protocols (i.e., "Transit").

8. Proxy Authentication. IDT will be responsible for all Proxy Authentication for TI USA ISP End Users.

9. CDR Transmission. IDT will provide call record data to TI USA ISP at least once a month or as otherwise mutually agreed upon by the Parties.

10. Network Integrity. IDT will use its best efforts to ensure that the IDT network will at all times be free from use or other interference by any unauthorized third party.

11. Private Peering Links. IDT will ensure that, only when the private networks are not working under failure or backup modes, End Users in locations with an IDT POP traverse the internet via private peering links with multiple national internet backbone providers, avoiding the necessity of connecting to the internet through public NAP/MAE, unless the service provided to End Users would have better performance through public networks.

12. Bandwidth. IDT will ensure that with respect to the network elements associated with providing broadband service hereunder, the capacity utilization shall not on average exceed sixty percent (60%) of the capacity of the computing and communication resources related to provision of the broadband service. Under Peak Conditions, the capacity utilization shall not exceed seventy-five percent (75%) of the computing and communication resources related to provision of the broadband service, Broadband service, including TI capacity. As used herein, the term "Peak Conditions" shall mean the three (3) consecutive hours of the day during which the largest number of End Users are being provided with Services by IDT.

13. Rate Limiting. End Users will not be subject to rate limiting.

      IDT will hire, on a full time basis, an NT and Unix systems engineer to monitor the Services and the systems used to provide them. This engineer, with the assistance of the IDT Piscataway NOC, will monitor the Services and related systems on a 24 hours-a day/7 days-a-week basis. This monitoring will include, without limitation, monitoring the following: (i) disk space; (ii) network optimization; (iii) network utilization; (iv) CPV storage; (v) OS stability; and (vi) Patch updates.

      Each additional Service required by TI USA ISP will be provided by IDT in accordance with these service levels, to the extent applicable. Additional service levels, as well as other service levels that apply to new products, will be agreed upon by TI USA ISP and IDT in good faith.

      TI USA ISP and IDT will review the Services provided by IDT on a semi-annual basis to determine whether additional resources should be made available to provide these Services. The parties will agree in advance as to the costs of providing these additional resources.

                                    EXHIBIT C

               OPERATIONS, MAINTENANCE AND ADMINISTRATIVE SERVICES

      IDT will provide all administrative support needed to properly provide the Services, and as reasonably requested by TI USA ISP from time to time. This support will consist of, among other things, appropriate secretarial support, system maintenance support and data entry support. IDT will also provide appropriate workspace for all persons engaged by it to provide this support.

      Notwithstanding the foregoing, TI USA ISP will use its reasonable commercial efforts to provide the administrative support needed by TI USA ISP to provide for itself the Services as promptly as reasonably possible following the Effective Date. TI USA ISP and IDT will cooperate and together coordinate the transition of the provision of the administrative support from IDT to TI USA ISP.

                                    EXHIBIT D

                            CUSTOMER SUPPORT SERVICES

1. GENERALLY. IDT will handle all customer support activities, including the provision of customer service support, sales support and technical support. All customer support services will be provided via telephone, e-mail, and through any other means agreed upon by the parties. All customer support activities will bear a TI USA ISP brand.

2. CALL TRACKING REPORTS. IDT will provide on a daily, weekly and monthly basis to TI USA ISP reports tracking customer usage, areas of support requested by customers and service performance reports in such forms and at such times as agreed upon by TI USA ISP and IDT as necessary. IDT may provide whenever possible such reports as requested from time to time by TI USA ISP.

3. QUALITY ASSURANCE PROGRAM. IDT will implement a Quality Assurance Program, which will incorporate and/or ensure the following:

      a. Call Duration. Average minutes per telephone call for all inbound calls handled by Customer Service Representatives ("CSRs") will not exceed three (3) minutes per call. IDT and TI USA ISP may agree to vary this average by call type, and such average will be reviewed every six (6) months.

      b. CSR Operating Efficiency. CSR operating efficiency will be greater than 60%. As a result, sixty percent (60%) of the CSRs' time will be recorded as handling inbound or outbound End User calls.

      c. System Availability:

            - IDT's telephone system will be available for use to provide customer service ninety-nine percent (99.5%) of the time on a yearly basis. The downtime does not consider failures caused by factors out of IDT's operational control.

            - IDT's computer system will be available for use to provide customer service ninety-nine percent (99.5%) of the time on a yearly basis. The downtime does not consider failures caused by factors out of IDT's operational control.

      d. Call Answering Times. CSRs will answer all End User calls coming into dedicated toll-free telephone numbers (as described below) as follows:

            - automatic data capture answer in one (1) ring 100% of the time (ARU/VRU)

            - after passing through ARU, hold in queue:

            -     80% of calls to be answered by a CSR within 20 seconds;

            -     99% of calls to be answered by a CSR within 120 seconds.

      e. Data Input Ouality Assurance. The accuracy of any data input by CSRs should exceed 98%. This data may include, without limitation, customer names and addresses and other End User Information.

      f. Third Party Assurances. TI USA ISP will be entitled to engage a third party call handling quality assurance service to monitor the calls being handled by the CSRs as well as the quality assurance program implemented by IDT.

      g. Complaint and Correspondence Service Standards: All correspondence and/or complaints will be acknowledged or answered by IDT within three (3) business days of receipt of the correspondence and/or complaints. In the event that IDT identifies an End User inquiry, request or complaint (whether made in writing or by telephone) or answers any End User correspondence regarding services being provided that requires TI USA ISP's intervention because IDT cannot resolve the situation, then IDT shall inform the person designated by TI USA ISP from time to time as a customer service contact of the situation, no later than two (2) business days following receipt of the End User's inquiry, request, complaint or correspondence.

      h. CSR Performance Characteristics and Skills: The following characteristics and skills will be evaluated by IDT in respect of each CSR:

            i. CSR Voice Qualities
            -     Clarity
                 -     pronounces words clearly
                 -     volume of voice not too loud or too soft
                 -     rate of speech not too fast or too slow
                 -     speech is understandable over the phone
            -     Tone
                 -     sounds friendly and polite
                 -     voice conveys enthusiasm and energy
            -     Inflection
                 -     conversational speech pattern
            -     Pitch
                 -     voice is smooth
                 -     voice is even

            ii. CSR Oral Communications Skills
            -     "Active" listening skills
                 -     listens more than talks
                 -     asks good questions

                 -     hears not just words but the ideas behind them
                 -     good attention skills
                 -     provides feedback to End User
                 -     separates fact from opinion
            -     Clear and concise verbal presentation
                 -     good grammar
                 -     demonstrates sensitivity to End User's concerns
                 -     uses pauses to strengthen statement impact
                 -     speaks coherently and intelligently

iii.     End User Interaction
            -     Immediate positive impression
                 -     uses the End User's name often
            -     Persuasiveness
                 -     believes in what he/she is saying to the End User
                 -     voice is confident
                 -     has positive attitude
                 -     persistent but not overly aggressive
            -     Handles rejection professionally
                 - realizes that the End User's rejection is not their rejection
                 -     can bounce back quickly
                 -     does not take rejection out on the next caller
                 -     voice stays calm, not angry or frustrated
                 Meets challenges head-on
                 -     can recover from a challenge
                 -     employs good common sense to solve problems
                 -     doesn't make promises that cannot be met by the program
                 -     can deal with pressure

4. GENERAL CUSTOMER SERVICE SUPPORT.

      a. IDT will provide general customer service support to IT USA ISP and End Users in Spanish and English, through a dedicated toll-free telephone number. This toll-free telephone number will be available for calls between 9:00 a.m. and 5:00 p.m., Monday through Friday. These hours will be extended up to 24 hours-a-day/7 days-a-week on an agreed upon schedule, if requested by TI USA ISP or as needed. CSRs will be available on the toll-free telephone number to answer general customer service questions, including billing and account inquiries.

      b. IDT will manage the toll-free number general customer service support system, and will provide a customized script to TI USA ISP prior to the commencement of the provision of customer support services.

      c. IDT will provide the customer support services in accordance with the parameters set forth in section 3 above and the following parameters:

      -     ABANDONMENT RATE ("AR")

            Definition: The percentage of phone calls abandoned before being handled by a CSR.

            Performance Standard: Maximum AR of 3%

      - If a call return is required, the call return should be made within two (2) hours for billing inquiries; and 4 hours for account maintenance inquiries.

      - Customer Complaints: The number of written or telephone service complaints handled by IDT related to calls handled by the CSRs should be less than 1% of total calls handled.

5. TECHNICAL SUPPORT

      a. IDT will provide technical support assistance to TI USA ISP and End Users in Spanish and English, through a dedicated toll-free telephone number available for calls 24 hours-a-day/7 days-a-week. Technical Service Representatives (TSRs) will be available on the dedicated toll-free number to answer questions and provide support assistance concerning such matters as:

      -     Browser usage;
      -     cc: Mail;
      -     PPP usage;
      -     Modem configuration;
      -     Software installation;
      -     Compatibility issues involving operating systems and applications;
      -     Network performance on outages; and
      -     Account password maintenance.

      b. IDT will manage the toll-free number technical support service and will provide a customized script to TI USA ISP prior to the commencement of the provision of technical support services.

      c. IDT will provide the customer support services in accordance with the parameters set forth in section 3 above and the following parameters:

      -     ABANDONMENT RATE ("AR")

            Performance Standard: Maximum AR of 5%

      - If a call return is required, the call return should be made within 4 hours for technical inquiries, or as mutually agreed upon with the End User.

      - Customer Complaints: The number of written or telephone service complaints handled by IDT related to calls handled by the TSRs should be less than 1% of total calls handled.

6. SALES SUPPORT.

      a. IDT will provide sales assistance to potential TI USA ISP end users through dedicated toll-free telephone numbers available 24 hours-a-day, seven days-a-week. Sales Support Representatives (SSRs) will be available on these toll-free numbers to answer questions and provide sales assistance relating to the terms and conditions of the internet service.

      b. IDT will manage the toll-free number sales service, and will provide a customized script to TI USA ISP prior to the commencement of the provision of these services.

      c. IDT will provide the sales support services in accordance with the parameters set forth in Section 3 above and the following parameters:

      -     ABANDONMENT RATE ("AR")

            Performance Standard: Maximum AR of 3%

      - If a call return is required, the call return should be made within 4 hours, or as mutually agreed upon with the End User.

      - Customer Complaints: The number of written or telephone service complaints handled by IDT related to calls handled by the SSRs should be less than 1% of total calls handled.

7. E-MAIL SUPPORT. IDT will provide to all End Users the ability to forward an e-mail inquiry to customer service, and to promptly receive a response to such inquiry. CSRs will respond to e-mail inquiries within twenty-four (24) hours.

In addition, IDT will provide to all End Users the ability to perform self-care functions without having to contact customer service. Upon request by TI USA ISP, these on-line self-care functions will be available for changing personal and billing information, such as home and business address, credit card information and e-mail address.

                                    EXHIBIT E

                              BACK OFFICE SERVICES

IDT shall provide the following services on behalf of TI USA ISP:

1. Order Fulfillment.

      1.1 Fulfillment Packages. IDT will provide fulfillment packages consisting of registration software on CD, packaging and a welcome letter that will be distributed to End Users that do not already have Internet access.

      1.2 Fulfillment Software. Fulfillment software will be housed and shipped by a vendor chosen by IDT. This software will contain non-branding and may be customized to include TI USA ISP Branding. The Fulfillment Packaging will consist of a standard sleeve that is used to hold the CD during mailing. A customized sticker developed by TI USA ISP and IDT will be placed on the outer package that identifies TI USA ISP's offer.

2. Browser: The browser included with the fulfillment packages will be the latest version of Microsoft Internet ExplorerTM (5.0), Netscape Navigator, or another browser which is acceptable to TI USA ISP. The following elements will be customized during registration:

      -     Default start page
      -     Favorites
      -     Browser title bar
      -     Browser search icon

3. Web site: If TI USA ISP does not choose to provide its own default start or homepage, TI USA ISP will have the right to elect one of the following options:

      3.1 Custom Developed Homepage -- IDT can create a customized/TI USA ISP branded web page for TI USA ISP using available dynamic homepage capabilities. Standard features included in the homepage are: customizable acquisition page, news, full Internet search capabilities and links to additional features such as chat, discussion groups, personal web pages, web based e-mail and instant messenger.

      3.2 Generic Homepage - IDT can provide a generic homepage that could also be utilized for TI USA ISP. This homepage contains generic information for TI USA ISP service, content links, features and news.

If TI USA ISP elects to provide its own homepage, TI USA ISP will need to add links to IDT's customer service page.

4. Registration: End Users may register for the service either online or by utilizing the CD contained in the fulfillment package. Registration is a standard process and cannot be changed, however some customizations are available. TI USA ISP's registration screens will be driven by access code, whether manually entered from their welcome letter by the user performing CD registration or automatically passed from an online banner.

      4.1 Required User Information - End users must provide billing information, select an E-mail alias, choose their local access number and complete the configuration of their browser.

      4.2 Customizable Registration Items - the registration items that are readily available for customization include:

      -     Pricing information on the registration screens
      -     E-mail alias negotiated by TI USA ISP
      -     Welcome E-mail received by End User upon registration
      - Registration acquisition page information if registering from an online sales channel

5. Billing: IDT will directly bill all End Users on behalf of TI USA ISP.

      5.1 Methods of Payment. The methods of payment permitted shall be as follows:

      - Credit Cards and Debit Cards - through Paymentech (Visa, MasterCard, AMEX, Discover) as well as through Visa and MasterCard ATM debit cards.
      - Electronic Check Processing - through Paymentech - the customer's checking account is debited on a regular basis as if it were a debit card.
      - LEC billing - the customer's account is billed through its telephone bill.
      - APS - a one time check transfer - the minimum amount accepted is quarterly payment; the customer is then invoiced for future payment.

The Parties may from time to time agree on other methods of payment.

      5.2 Accounts Receivable and Collections -- The End User will pay IDT directly for all services, and IDT will maintain all accounts receivable and perform all collections functions.

6. E-mail: IDT will establish TI USA ISP's required domain name within the E-mail servers, registration platform, and TI USA ISP care systems. This will allow for End User registration of E-mail boxes and aliases, as well as End Users having the ability to send and receive E-mail to the designated address.

7. Welcome e-mail and welcome letter: A welcome e-mail and welcome letter will be tailored for TI USA ISP (in Spanish and in English). The welcome letter is placed inside the fulfillment package and will provide information specific to TI USA ISP's offer. IDT will also customize one of its standard welcome letters for TI USA ISP at no additional cost.

                                    EXHIBIT F

                    DISTRIBUTION OF INTERNET ACCESS PRODUCTS

            IDT's Obligations.

      a. TI USA ISP hereby appoints IDT as a primary distributor of its "Internet Access Products", which means the packages, disks, cards and other media through which IDT provides Internet access to End Users, as of the Effective Date in the United States (the "Territory") during the term of this Agreement. TI USA ISP shall manufacture or cause the Internet Access Products and any packaging and point-of-sale materials to be manufactured, at TI USA ISP's cost, including the use of any TI USA ISP Brand or any Marks specified by TI USA ISP. IDT shall distribute the Internet Access Products as more fully specified herein to the Target Market.

      b. IDT will devote its reasonable best efforts to promote and maximize the sales of the Internet Access Products in the Territory, and to otherwise promote and advance the business of TI USA ISP. The sale of Internet Access Products shall generate not less than the following revenues for the following periods:
(i) for the period from the date of the execution of this Agreement through the 15th month from the date hereof, the revenues shall be not less than $15 million, provided that it is expected that no revenues will be generated in the first 3 months from the date hereof, and (ii) for the period commencing the 16th month following the date of the execution of this Agreement through the 27th month of the date hereof, the revenues shall be not less than $25 million.

      c. IDT will comply with all laws, rules and regulations applicable to it and to its sale of the Internet Access Products.

      d. IDT will ensure that the manner in which it sells the Internet Access Products is consistent with TI USA ISP's policies and procedures.

      e. TI USA ISP will decide on the discount off the retail price at which the Internet Access Products will be sold to IDT in light of market conditions and other relevant factors.

      f. IDT will cause its affiliated companies to sell the Internet Access Products to its subdistributors at a markup of no more than two (2%) per cent above the cost charged by TI USA ISP for such Internet Access Products.

      g. TI USA ISP shall have the right to approve, in advance, all subdistributors that IDT or its affiliated companies provide Internet Access Products to, as well as all geographical areas in which IDT, directly or through its affiliates and subdistributors, proposes to sell the Internet Access Products.

      h. IDT agrees to distribute the Internet Access Products through its existing distribution systems, including through point-of-sale promotions and otherwise, although TI USA ISP will have the right to approve any subdistributors of the Internet Access Products. IDT also agrees to create and implement marketing and promotion campaigns to sell the Internet Access Products to the Target Market. All costs associated with such marketing, promotion and distribution shall be borne by TI USA ISP, unless any affiliate of IDT or any other party bears any of these costs when providing similar services to IDT (in which case, IDT will bear such costs to the same extent as borne by such affiliate or party). TI USA ISP must approve all promotional or marketing campaigns in advance.

      i. In all events, the distribution services and other services provided by IDT to TI USA ISP hereunder shall be provided on terms and conditions (including price and service levels) that are (i) no less favorable than those made available by IDT to any other party, including any of its affiliates; and (ii) no less favorable than those made available to IDT by any other party, including any of its affiliates.

      16. Characteristics of the Internet Access Products.

            Each Internet Access Product will have a batch number, serial number or other means of identification and inventory control. Additionally, each Internet Access Product will have a pin number that must be entered before the Internet Access Product can be used to gain Internet access.

      17. Once-In-Use Billing.

      IDT shall be responsible for tracking use of the Internet Access Products and for all accounting matters relating to use of the Internet Access Products once the Internet Access Products have been sold to End Users and activated.

      18. Payment and Accounting

            By the tenth (10th) day of each month, IDT shall pay TI USA ISP the wholesale price (as agreed upon in advance by the Parties) of all Internet Access Products collected during the previous month. IDT shall include with all such payments a detailed statement showing the number of Internet Access Products sold during the preceding month and the calculation of all amounts due to TI USA ISP hereunder.

            IDT agrees to keep accurate books of account and records of all gross sales of the Internet Access Products hereunder and shall permit TI USA ISP and/or its agents, either themselves or through a firm of certified public accountants, upon reasonable written notice, to examine, and to make copies of, such books of account and records during normal business hours at IDT's usual place of business. TI USA ISP shall bear the cost of such examination and copying, unless such examination reveals an error of five (5%) percent or more on any amounts paid to TI USA ISP, in which case IDT shall pay the cost of such examination. If such examination reveals that additional payments are due to TI USA ISP, such payments shall be made within fourteen (14) days after IDT is informed of such deficiency. If such payment is not received within said period, TI USA ISP shall have the right to immediately terminate this Agreement.

                                    EXHIBIT G

                               END USER AGREEMENT

                      IDT INTERNET ACCEPTABLE USAGE POLICY

      I. General Overview

      It is IDT Corporation's ("IDT") policy to offer unlimited, uncensored access to the Internet. This agreement defines the terms and conditions of Internet service for all types of accounts and services, both personal and business, that are offered by IDT ("Agreement"). IDT has specific guidelines and regulations that must be enforced for the benefit of both IDT Accountholders as well as all other users worldwide. Hence, IDT Corp. requires all Accountholders to adhere to the guidelines set forth herein.

      II. Accountholder Consent To Guidelines

      Please read the following terms and conditions carefully before opening or continuing an account with IDT. These guidelines, terms and conditions represent the complete agreement and understanding between IDT and you (the "Accountholder"), the IDT Dial-Up Accountholder. These terms and conditions also supersede any other written or oral agreement pertaining to your IDT account, with the exception of applicable software license agreements. By using IDT services or IDT software, you agree to comply with these acceptable Usage Guidelines just as if you had signed it. Moreover, you agree that IDT may terminate your account with or without notice if you fail to comply with the following guidelines, terms and conditions. IF YOU DO NOT AGREE TO BE BOUND BY THESE GUIDELINES, TERMS AND CONDITIONS, YOU SHOULD IMMEDIATELY END YOUR USE OF IDT SERVICES AND IDT CORP. SOFTWARE AND NOTIFY THE IDT CUSTOMER SERVICES DEPARTMENT SO THAT IDT CORP. MAY INITIATE A CLOSURE OF YOUR ACCOUNT. Upon notices published on-line via IDT services, IDT may modify the Acceptable Usage Policy as well as change or discontinue the services offered. Your continued use of IDT services following such changes will be deemed acceptance of the modification.

      A. USE OF SERVICES

      1. The Accountholder agrees to use IDT services for lawful purposes, in compliance with all applicable laws. IDT services are defined as the use of computing, telecommunications, software and information services provided by IDT. These services also include the means of access to computing, telecommunications, software and information services provided via the global Internet. The types of accounts available through IDT include but may not be limited to SLIP/PPP accounts, UNIX Shell accounts and ISDN Connection accounts.

      2. IDT dial-up accounts are provided for use in conformance with these Guidelines, Terms and Conditions. IDT reserves the right to investigate suspected violations of the Guidelines. When IDT becomes aware of possible violations, IDT may initiate investigations that may include gathering information from the Accountholder or Accountholders involved and the complaining party, if any, and examination of material on IDT's servers.

      3. During an investigation, IDT may suspend the account or accounts involved and/or remove the material involved from its servers. If IDT believes a violation of these Guidelines has occurred, it may take responsive action at its sole discretion. Such action may include, but is not limited to, temporary or permanent removal of material from DT's servers, the cancellation of news group posts, warnings to the Accountholder or Accountholders responsible, and the suspension or termination of the account or accounts responsible. IDT reserves the right to terminate an Accountholder's account with or without notice. IDT, at its sole discretion, will determine what action will be taken in response to a violation on a case-by-case basis. Violations of these Guidelines could also subject the Accountholder to criminal or civil liability.

      4. To comply with applicable statutes and lawful government requests, IDT reserves the right to access and disclose any information. This may include disclosing the usernames of accountholders and other pertinent information. IDT will fully cooperate with law enforcement authorities in investigating suspected lawbreakers and reserves the right to report to law enforcement any suspected illegal activity that it becomes aware of.

      B. USE OF MATERIALS

      1. Materials in the public domain (e.g. images, text and programs) may be downloaded or uploaded using IDT services, Accountholders may also re-distribute materials in the public domain. The Accountholder assumes all risks regarding the determination of whether material is in the public domain.

      2. The Accountholder is prohibited from storing, distributing or transmitting any unlawful material through IDT services. Examples of unlawful material include but are not limited to direct threats of physical harm, child pornography, and copyrighted, trademarked and other proprietary material used without proper authorization. The Accountholder is also prohibited from storing, distributing or transmitting any information that may be determined to be of a harassing nature. Further, the Accountholder may not post, upload or otherwise distribute copyrighted material on IDT's servers without the consent of the copy right holder. The storage, distribution, or transmission of unlawful materials could subject the Accountholder to criminal as well as civil liability, in addition to the actions outlined in Section I.IA. above.

      3. The Accountholder may not store or distribute certain other types of material on IDT's servers. Examples of prohibited material include, but are not limited to, programs containing viruses or Trojans and tools to compromise the security of other sites.

      C. PASSWORDS

      1. IDT Corp. personal dial-up accounts are for individual use only. Accountholders may not share passwords or accounts with other individuals. Accountholders are also responsible for maintaining the security of their accounts and passwords.

      2. IDT shall provide passwords to Accountholders. In the event that the security of an Accountholder is compromised, IDT shall provide the Accountholder with a new password.

      3. IDT staff may monitor the security of Accountholders' passwords at any time. An Accountholder with an insecure password may be directed to change the password to one which complies with the above rules. Accountholders who repeatedly choose insecure passwords may be assigned a password by IDT; continued failure to maintain password security shall be immediate grounds for account termination

      D. System Security

      1. The Accountholder is prohibited from utilizing IDT services to compromise the security or tamper with IDT's system of resources or accounts on any of IDT's computers, routers, terminal servers, modems, or any other equipment at IDT or at any other site. Use or distribution of tools designed for compromising security is prohibited. Examples of the tools include but are not limited to password guessing programs, cracking tools or network probing tools. Any attempt to access any of IDT's corporate assets is strictly prohibited.

      2. IDT reserves the right to release the user names of Accountholders involved in violation of system security to system administrators at other sites, in order to assist them in resolving security incidents.

      E. System Resources

      1. IDT will allocate system resources to provide all Accountholders with the best service possible. As part of resource allocation, IDT may limit, restrict or prioritize access to system resources, including CPU time, memory, disk space, session length, and the number of sessions.

      2. Additionally, IDT may institute services and fees for Accountholders who are interested in accessing system resources above and beyond acceptable usage.

      3. IDT may log instances of abuse of system resources, including but not limited to those outlined below, and take action as outlined in Section II.A. above.

      4. System abuse is defined as any use of IDT resources which disrupts the normal use of system or Internet services for others. Examples of system abuse include, but are not limited to attempting to disrupt the sessions of other Internet users, consuming excessive amounts of time, memory or disk space bandwidth or otherwise affecting the performance of IDT servers or networks.

      5. Accountholders may not run programs which provide network services from their accounts. Example of prohibited programs include, but are not limited to, Mail, HTTP, IRC servers and multi-user interactive forums.

      6. Accountholders may only make use of IDT system resources while logged in. Further, Accountholders are not permitted the use of software of any device that would allow the account to stay logged on while the Accountholder is not actively using the system or the account. The sole exception to this policy are e-mail filters that process and sort mail as it arrives.

      III. ACCEPTABLE USAGE

      Acceptable usage is hereby defined as the normal activities associated with the usage of the Internet, including but not limited to usage of IDT's systems and network facilities for accessing the WWW, IRC, Usenet News, E-Mail, and other Internet features. Depending on the account type, this may include a moderate amount of file storage on IDT's servers for Accountholders' own personal web page, file access area (FTP), and possibly Unix utilities used in a shell account. Shell users may be permitted to use their own software, subject to IDT's discretion, provided such software does not use excessive system resources or in any way compromise system integrity and does not fall under any of the prohibited activities listed within this document. This policy is subject to any and all laws and regulations set forth by the Federal, State or any other governmental authority.

      IV. PROHIBITED ACTIVITIES

      Activities specifically prohibited by IDT administration include but are not limited to the following:

      1. Background and/or server-type applications including but limited to IRC Bots, HTTP Servers, and any other process that is initiated by the user that upon execution continues the user's account even after log-out.

      2. Long-term storage of data. Long-term storage of data is referred to as the storage of files which are not used regularly in an account for an extended period of time. This specifically includes but is not limited to programs such as shareware programs which the user may download to their account for purposes of transferring to their home computer. Such programs should be removed at such time as they are successfully transferred to the user's personal system.

      3. Flooding or abuse of other users. Flooding is a fairly common occurrence on the Internet, and one that is strictly prohibited by IDT. Flooding takes place in numerous ways, including but not limited to ICMP flooding, mail bombing (sending large amounts of e-mail repeatedly to a person for purposes of harassment), mass mailings to multiple addressees, msg/CTCP flooding on IRC, as well as other, less common methods.

      a. 'Mail-bombing' constitutes sending more than ten (10) similar messages to the same e-mail address and 'news-bombing' is defined as sending more than 10MB of data to one particular newsgroup.

      4. Attempts to compromise system and/or network security Programs such as 'packet sniffers', password crack programs and similar utilities found to be running from a user s account are prohibited. This forbidden activity also includes any attempts to penetrate either the IDT system or the accounts of others, regardless of whether or not the intrusion results in corruption or loss of data.

      5. Sharing of accounts Sharing of a user's account with another party for purposes of avoiding payment for a second account is strictly prohibited.

      6. Attempts to bypass resource usage limitations. In order to provide fair service to all IDT users, IDT has implemented certain resource limitations, the two most common being disk quotas on the servers and idle time-outs on dial-ups. Attempts to bypass disk usage quotas by any means may result in immediate loss of system privileges. Attempts to bypass the idle time-outs are also prohibited. The current idle time-out limit is twenty minutes.

      7. PPP/SLIP Emulation Software. Since PPP/SLIP is a product offered by IDT, users desiring such access are required to sign up for that service, rather than attempting to emulate it by software. Any such software will be removed from the user's account by IDT immediately when found. All software provided by IDT to Accountholders are copyrighted by IDT and may not be tampered with, decompiled or reverse engineered.

      8. Conducting business through a personal account The regular dial-up accounts (Basic and Premium) provided by IDT are designed for the home/casual user and not to provide the level of service required for conducting business. Therefore, conducting business with an individual account is prohibited. If a business account is desired, please contact the IDT Dedicated Sales Department

      9. Excessive use of system resources. IDT account descriptions specify limits on bandwidth and disk space utilization. Any use in excess of those stated limits is not permitted, unless IDT has made special arrangements with the user. This segment can be broken down into two parts - system and dial-up.

      a. System Limits - This can be defined as the continued use of Programs or commands that take a large amount of system resources, be that processor time, network, bandwidth, and/or drive space on the host system.

      b. Dial-Up - This prohibition focuses on the continued use of a dial-up port to simulate a dedicated connection for the user's home system. Dial-up accounts are designed solely to provide on-demand access for Accountholders, not dedicated connections. If a dedicated connection is desired, the Accountholder needs to speak with IDT's Dedicated Sales Department (800)225-5438 Ext. 4.

      10. E-Mail abuse. E-mail abuse is typically manifest in three forms:

      a. The sending of a message to unsolicited individuals or individuals who have expressed a desire not to receive like messages;

      b. The sending of harassing and/or threatening messages to other users;

      c. The forging of e-mail addresses ('spoofing') in which the user manipulates the email address so that the message appears as though it came from another user. Any attempts to forge the headers will result in account termination. Further, this prohibition extends to sending unsolicited mailings from another service, which in any way implicates the use of IDT's service, IDT's equipment or any of IDT's e-mail addresses.

      11. Usenet order news abuse. Similar to e-mail abuse, includes forging of addresses, harassment/threats, the posing of the same message to multiple news groups ('spamming'), as well as the posting of information in groups where it is not relevant and unwanted.

      12. Pyramid/money-making schemes. Such activities as the transfer of information or solicitation of persons via the Internet in an attempt to extort money or other valuables or the use of pyramid/chain letters, are all prohibited.

      13. Pirated software. Pirated software is defined as the illegal exchange of software via the Internet for purposes of avoiding the purchase of said software by the individuals involved. This includes most commercial applications such as Adobe Photoshop, Illustrator, etc. Such activities are prohibited by federal law and are thus not allowed in any form on IDT. Such prohibition also includes the unauthorized copying of copyrighted material including, but not limited to, digitization and distribution of photographs from magazines, books, or other copyrighted sources and copyrighted software. The exportation of software or technical information in violation of U.S. Export control laws is strictly prohibited.

      14. High-Traffic web sites. Individual accounts on IDT machines are intended to provide access to individuals only. As most individual pages are fairly low-traffic for the most part, the performance for everybody on the systems is optimal. However, some individuals occasionally choose to put content on their pages which draws a large number of hits to their pages and thus degrade performance for other users' page. Due to this,

IDT has had to implement certain limitations on the amount of traffic an individual user's home page can receive. Typically a page can safely receive around 4-5,000 hits per day and/or transfer under 20-25 megs per day without causing excessive load on the host system. Sites generating more than this must be moved over to Web Services where they are better able to deal with the extra traffic.

      15. In an effort to control multiple logins and offer all of our customers an equal chance to get on-line, users are permitted only one active session running at a given time. If users require multiple sessions simultaneously, IDT requires that the user obtain additional accounts. Violators are subject to immediate termination without warning, as IDT sees fit.

      16. If IDT discovers an objectionable 'spam' making reference to either an IDT hosted web site or e-mail address, regardless of where the spain originated from, IDT reserves the right to remove the e-mail address, web site or objectionable material from its servers.

      V. PENALTIES FOR ABUSE

      A. All prohibited activities are subject to immediate termination of a user's account and any and all criminal and civil penalties available under the law. The penalties imposed on a user for abuse will vary based on the level of the offense. Typically the user will receive a warning on the first offense. However, if the offense is severe enough, IDT reserves the right to disable the account immediately. Accounts that have been disabled by administration for abuse will not be re-opened for a user. It is vital for IDT to provide a quality service for all users, and IDT will not tolerate users who through their actions hinder us in that endeavor. It is also important for IDT to have a non-intrusive presence to the rest of the net, and thus prohibited activities that adversely affect users on the other service providers and their associated networks. To this end, IDT reserves the right to modify and/or disable user's service at any such time abuse occurs.

      B. IDT will not reimburse users whose service was suspended or disabled due to any of the reasons listed above.

      C. All IDT Internet users agree to indemnify, waive and hold IDT, its officers, directors, shareholders, employees, agents, subsidiaries and affiliates harmless from any and all claims and expenses related to the user's violation of this agreement, including any abusive or unlawful behavior on the part of the user or anyone using the user's account, or the infringement of any intellectual property or privacy rights of any person or entity. This means that you cannot sue or recover damages whatsoever from IDT as a result of IDT's decision to remove material from its servers, warn you, suspend or terminate your account or take any other action during the investigation of a suspected violation or as a result of IDT's conclusion that a violation has occurred.

      D. You agree to defend, indemnify and hold IDT harmless form any claims, losses and damages, including attorney's fees, resulting form your violation of any provisions of this agreement, with or without your knowledge or consent. IN NO EVENT SHALL IDT BE LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTAL, PUNITIVE OR OTHER CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO LOST PROFITS) ARISING OUT OF VIOLATIONS OF THIS AGREMEENT OR THE ACCOUNTHOLDER'S USE OF OR INABILITY TO USE IDT'S SERVICES. IDT'S ENTIRE LIABILITY AND YOUR EXCLUSIVE REMEDY SHALL BE AT IDT'SELECTION, EITHER RETURN OF SERVICE FEES PAID OR REPLACEMENT OF CONNECTION SERVICE OR PRODUCTS.

      VI. ADDITIONAL POLICIES

      A. Due to the explosive growth of the Internet and the constant addition of new services and thus the new possibilities of abuse, IDT reserves the right to add and enforce new policies.

      B. While IDT strives to provide local access to our Accountholders, IDT cannot guarantee such service. It is the user's responsibility to verify with the telephone carrier whether the calls made via the Accountholder's modem to access the Internet are local or not. IDT makes no warranties as to whether IDT can provide users with local Internet access numbers. Users are responsible for paying their own dial-up telephone charges for accessing the Internet, as well as for contacting IDT's Accountholder and/or Technical Support lines. IDT WILL NOT REIMBURSE USERS FOR ANY LONG DISTANCE CHARGES.

      VII. LIMITATION OF LIABILITY

      THE IDT INTERNET SERVICE IS PROVIDED ON AN AS IS, AS AVAILABLE BASIS. NO WXRRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THOSE OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE MADE WITH RESPECT TO IDT INTERNET OR ANY INFORMATION OR SOFTWARE THEREIN. UNDER NO CIRCUMSTANCES, INCLUDING NEGLIGENCE, SHALL IDT INTERNET SERVICE BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES THAT RESULT FROM THE USE OF OR INABILITY TO USE IDT INTERNET. NOR SHALL IDT INTERNET BE RESPONSIBLE FOR ANY DAMAGES WHATSOEVER THAT RESULT FROM MISTAKES, OMISSIONS, INTERRUPTIONS, DELETION OF FILES, ERRORS, DEFECTS, DELAYS IN OPERATION OR TRANSMISISON, OR ANY FAILURE OF PERFORMANCE WHETHER OR NOT CAUSED BY EVENTS BEYOND IDT'S REASONABLE CONTROL, INCLUDING BUT NOT LIMTIED TO ACTS OF GOD, COMMUNICATIONS LINE FAILURE, THEFT, DESTRUCTION, OR UNAUTHORIZED ACCESS TO IDT RECORDS, PROGRAMS, OR SERVICES. IN NO EVENT SHALL IDT'S TOTAL LIABILITY FOR ALL DAMAGES, LOSSES, AND CAUSES OF ACTION EXCEED THE AGGREGATE DOLLAR AMOUNT PAID UNDER THE AGREEMENT.

      VIII. BILLING POLICIES

      1. Accountholder acknowledges, agrees and assumes full responsibility for making timely full monthly payments for each IDT Internet Account. Timely payment includes maintaining Accountholder's billing information given to IDT for each Internet Accounts which the Accountholder must keep current. Those Accountholders who choose to make payment with credit cards must provide IDT with their full name, billing address, credit card number and expiration date. It is the Accountholder's responsibility to timely notify IDT of any changes in its credit card account. Payment for an IDT Internet account or services by fraudulent means will result in immediate and permanent termination of the account and possible criminal penalties.

      2. There is a $20.00 service charge for each returned check.

      3. IDT reserves the right to cancel any Accountholder account without notice due to non-payment. In the event that Accountholder fails to timely make full payment of each invoice, IDT reserves the right to charge interest, late fees and/or reactivation charges on the delinquent Accountholder's account.

      4. In the event of cancellation by Accountholder, Accountholder must contact IDT in one of the following manners:

      a. Via mail with proof of receipt properly addressed to: IDT Accountholder Service, Attention: Internet Cancellation Department, 294 State Street, Hackensack, New Jersey 07601; or

      b. Via e-mail to help@idt.net where the subject should have the words "Account Cancellation"; or

      c. via telephone to an IDT Accountholder Service Representative at: (201) 883-2000, followed by written confirmation by Accountholder with proof of receipt, properly addressed to and received by IDT within ten (10) days from the date of telephone cancellation. Notification of cancellation MUST be accompanied by the Accountholder's IDT login name in order for a cancellation to be effectuated.

      5. NON-USAGE OF AN ACCOUNT IS NOT PROOF OF CANCELLATION OF SERVICE. Accountholders are responsible for full payment on all accounts whether or not the account is ever utilized. All original unopened software must be returned to IDT in order for Accountholder to be entitled to any refund. In the event that Accountholder fails to return the original unopened software to IDT, Accountholder will be billed for a minimum of one month's service.

      6. In the event of cancellation between the lst-l5th of a month, Accountholder will be responsible for payment of one-half(l/2) of the current month's monthly charges.

      7. Any billing discrepancies shall be presented to IDT in reasonable detail, in writing, within twenty (20) days of the date of the charge. Such notification shall not relieve Accountholder of the obligation to make all payments including the amounts disputed by the due date. IDT shall not be obligated to consider any Accountholder notice of billing discrepancies which are received by IDT more than twenty (20) days following the date of the invoice in question. If an Accountholder fails to dispute any charge after twenty (20) days from the date of the charge, Accountholder waives its rights to thereafter make any such dispute and all such charges will be deemed valid.

      8. In the event that an Accountholder pre-pays for their Internet account, any discounts given by IDT for such payment plans are calculated that the Accountholder is paying for the regular months of service and getting additional months at the end of the service term at a discount. In the event that an Accountholder cancels their service within a year, such Accountholder is no longer entitled to any discounts.

      9. Accountholder acknowledges, agrees and assumes full responsibility to verify that the telephone number that they call to access the Internet is a telephone number which is local to their area. IDT is NOT responsible in any way for any telephone charges incurred by any Accountholder when accessing the Internet or when contacting IDT for any reason. In the event that the Accountholder's local telephone number to access the Internet is out of service, Accountholder assumes full responsibility for all long distance charges incurred by Accountholder if Accountholder chooses to call a long distance telephone number to access the Internet, even if directed to do so by IDT's accountholder/Technical Support.

      10. IDT makes no warranties as to the availability or right to use of any login name, E-mail address, or web page address. Login names, E-mail addresses and web page addresses are NOT confirmed at the time of sign-up of any Accountholder. IDT will not refund any charges for reprinting of stationary or any other losses incurred.

      11. IDT MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO THE ACCURACY OF BILLING, OR THE QUALITY OF SERVICES PROVIDED OR TO THE WARRANTY OF MERCHANTIBILITY OR TO FITNESS FOR A PARTICULAR PURPOSE.

      12. Accountholder agrees that at the end of the term of the Internet account initially agreed to by Accountholder or any term thereafter, IDT may, at its sole discretion, automatically renew such Internet account for an additional term. Accountholder further agrees that upon renewal of such Internet account, IDT may continue to charge Accountholder's credit card or seek other form of payment from Accountholder, for which Accountholder shall be responsible for. In the event that Accountholder does not wish IDT to automatically renew such Internet account, it is Accountholder's sole responsibility to notify IDT of such intent prior to the expiration of such term.

      13. All policies stated herein are subject to change at IDT's sole discretion. Accountholder shall be responsible for adhering to any new policies implemented by IDT.

                                    EXHIBIT H

                         PAYMENT SCHEDULE AND CONDITIONS

                        MONTHLY RECURRING COSTS PER USER

                                                                                       200,000-
                                       Up to 50,000   50,000-100,000  100,000-200,000  300,000
                                         customers       customers       customers     customers
                                         ---------       ---------       ---------     ---------
Access*                                     $6.80           $6.30          $5.85          $5.50

Billing and Back-office**                   $1.00           $0.85          $0.80          $0.65

Customer Sale and Technical Support***      $1.00           $0.85          $0.80          $0.65
                                            -----           -----          -----          -----
TOTAL                                       $8.80           $8.00          $7.45          $6.80

                                ONE TIME CHARGES

Fulfillment (exclusive of          $.40 per CD sent out
materials and postage)****

Sales Assistance                   $5.00 payable to each agent for each customer
                                   acquired through commercial call center

Operation. Maintenance             Depending on the service to be provided
and Administration*****


* Services described in Section 2.1.
** Services described in Section 2.4, excluding fulfillment services. *** Services described in Section 2.3
**** As described in Section 2.4
***** Services described in Section 2.2

      IDT shall not charge TI USA ISP for, and TI USA ISP shall not be required to pay, any fees in respect of the 11,439 non-paying IDT dial-up customers, as referred to in Section 1.3 herein.

      IDT shall not charge TI USA ISP for, and TI USA ISP shall not be required to pay, any fees in respect of the 11,439 non-paying IDT dial-up customers, as referred to in Section 1.3 herein.

      Additionally, TI USA ISP will not be required to pay any Service Fees with respect to time periods in which the ISP has been out of service for more than four (4) hours.